Exhibit 99.1

                                 TRANSLUX logo


FOR IMMEDIATE RELEASE


Contact: Angela D. Toppi
Executive Vice President & CFO
atoppi@trans-lux.com
203.642.5903

                    TRANS-LUX REPORTS FIRST QUARTER RESULTS


NORWALK, CT, May 20, 2010 - Trans-Lux Corporation (NYSE Amex: TLX), a leading supplier of LED digital signage solutions and LED lighting products, today reported financial results for the first quarter ended March 31, 2010. Trans-Lux President and Chief Executive Officer J.M. Allain made the announcement.

Revenues totaled $5.4 million for the first quarter, compared with $7.8 million during the same period last year. Trans-Lux recorded a net loss for the quarter of $1.4 million (-$0.59 per share), compared with a loss of $1.2 million (-$0.50 per share) in the prior year. Cash flow, as defined by EBITDA, was $389,000, compared with $807,000 in the same 2009 period. General administrative expenses were down for the quarter from last year as a result of reduced operating costs and depreciation expense.

"The first quarter results reflect a slight improvement in revenue over the preceding quarter ended December 31, 2009, signaling a guarded but optimistic start to the new fiscal year," said Mr. Allain. "Although financial markets remain challenged and margins continue to be under pressure, our ability to deliver new LED digital signage solutions and LED lighting products should help further drive our business momentum."

About Trans-Lux

Trans-Lux Corporation is a leading designer and manufacturer of digital signage display solutions for the financial, sports and entertainment, gaming and leasing markets. With a comprehensive offering of LED Large Screen Systems, Fair-Play branded Scoreboards, and Trans Lux Energy LED lighting solutions, Trans Lux Corporation delivers comprehensive digital signage solutions for any size venue's indoor and outdoor display needs.

(Table of Operations attached)

                                      ###

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The Company may, from time to time, provide estimates as to future performances. These forward-looking statements will be estimates and may or may not be realized by the Company. The Company undertakes no duty to update such forward-looking statements. Many factors could cause actual results to differ from these forward-looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of the Company's products, interest rate and foreign exchange fluctuations, terrorist acts and war.

Trans-Lux / 3

                             TRANS-LUX CORPORATION

                              TABLE OF OPERATIONS
                                  (Unaudited)

<CAPTIONS>
                                                          THREE MONTHS ENDED
                                                                MARCH 31
                                                          ------------------
(In thousands, except per share data)                        2010       2009
                                                          ------------------
Revenues                                                  $ 5,386    $ 7,769
                                                          ------------------
Net loss                                                  $(1,420)   $(1,154)
                                                          ------------------
Calculation of EBITDA:
  Net loss                                                $(1,420)   $(1,154)
  Interest expense, net                                       421        408
  Income tax expense                                           14         41
  Depreciation and amortization                             1,374      1,512
                                                          ------------------
Total EBITDA (1)                                          $   389    $   807
                                                          ==================

Loss per share - basic and diluted                        $ (0.59)   $ (0.50)

Average common shares outstanding - basic and diluted       2,393      2,307

(1) EBITDA is defined as earnings before effect of interest, income taxes, depreciation and amortization. EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with accounting principles generally accepted in the United States or as a measure of a company's profitability or liquidity. The Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.